Exhibit 5 - Opinion of David L. Hausrath

                                      February 1, 2001



Ashland Inc.
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, KY 41012-0391


Gentlemen:

         As Vice President and General Counsel of Ashland Inc., a Kentucky corporation ("Ashland"), I have examined and am familiar with such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the Amended and
Restated Ashland Inc. Incentive Plan (the "Plan"), the corporate proceedings of Ashland taken to adopt the Plan, and the Registration Statement on Form S-8 (the "Registration Statement") filed by Ashland with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock, par value $1.00 per share, of Ashland ("Common Stock") to be distributed under the Plan.

         Based upon the foregoing, I am of the opinion that when certificates representing such shares of Common Stock have been duly executed, countersigned by a Transfer Agent, registered by a Registrar of Ashland and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the use of my opinion for filing as an exhibit to the Registration Statement.

                                      Very truly yours,



                                      David L. Hausrath